Exhibit 99.1

PRESS RELEASE

Immatics Announces Business Combination with Arya Sciences Acquisition

Corp., Creating a Publicly Listed Leader in TCR-based Immunotherapies

•	Upon successful completion of the business combination, Immatics will receive up to approximately $148 million of cash held within Arya’s trust account

•	Leading institutional investors commit $104 million of cash through a common stock private investment in public equity (“PIPE”) led by Perceptive Advisors and other top-tier US healthcare investors

•

Immatics shareholders, Arya shareholders and PIPE investors will hold shares in the newly formed company with the name Immatics N.V. that is expected to be listed on NASDAQ under the ticker symbol “IMTX”

•	Business combination completion is expected in the second quarter of 2020

•	Joint investor conference call to discuss the proposed transaction today, Tuesday, March 17, 2020 at 10:30 am ET

Houston, Texas and Tuebingen, Germany, March 17, 2020 – Immatics Biotechnologies GmbH (“Immatics” or the “Company”), a clinical-stage biopharmaceutical company active in the discovery and development of T cell redirecting cancer immunotherapies, today announced it has entered into a definitive business combination agreement with Arya Sciences Acquisition Corp. (NASDAQ: ARYA) (“Arya”), a special purpose acquisition company, sponsored by Perceptive Advisors.

In addition to the funds held in Arya’s trust account, a group of leading US healthcare investors has committed to participate in the transaction through a ~$104million common stock PIPE. Investors in the PIPE include Perceptive Advisors, Redmile Group, Federated Hermes Kaufmann Funds, RTW Investments, Sphera Funds, and an additional healthcare focused investor, as well as current existing Company shareholders including dievini Hopp BioTech, AT Impf and Wellington Partners.

Immatics will receive gross proceeds of up to $252 million at the closing of the transaction and will continue to operate under the Immatics management team headed by Chief Executive Officer Harpreet Singh, Ph.D. The respective boards of directors of both Arya and Immatics have approved the proposed transaction. Completion of the transaction, which is expected in the second quarter of 2020, is subject to approval of Arya’s and Immatics’ shareholders and the satisfaction of certain other customary closing conditions.

Adam Stone, Chief Investment Officer of Perceptive Advisors and CEO of Arya, stated: “Immatics has established a leadership position in the rapidly evolving area of T cell receptor (TCR) based cell therapies. Immatics’ TCR-based drug candidates are designed to disrupt the current solid tumor treatment paradigm and open new avenues for cancer patients.” Adam Stone further commented: “Our goal when we formed Arya was to identify a unique company with disruptive potential. Immatics’ expertise in identifying cancer targets and developing the right TCRs for immunotherapies, provided exactly that opportunity for this investment vehicle. We look forward to working closely with the Immatics’ team and are excited about the potential their technologies represent – to both patients and investors.”

Harpreet Singh, Ph.D., Co-Founder and CEO of Immatics commented: “We greatly value the commitment from Perceptive Advisors and other top-tier investors who are participating in this transaction, as well as our existing investors who have supported the development of Immatics to date. We believe this business combination with Arya represents a unique opportunity to transition our company onto a global stage. Access to the US capital markets will be critical to our ability to fuel our development plans and to advance Immatics’ innovative immunotherapies through the clinic as part of our mission to improve treatment options for cancer patients.”

Immatics leverages advanced technologies and biologic insight to identify otherwise inaccessible and intracellular drug targets as a basis for a broad range of cancer immunotherapies designed to overcome the current limitations in immuno-oncology. The company is actively using these targets to develop novel T cell receptors to enable a robust and specific T-cell response against cancer cells. The Company has two distinct product classes, Adoptive Cell Therapies (ACT) and TCR Bispecifics, and is advancing product candidates in both classes in the Company’s proprietary pipeline with several clinical-stage ACT lead products. Additionally, the Company has several large-scale collaborations with global leaders in the pharmaceutical industry.

Summary of Transaction

Arya raised $143.75 million in its IPO which is now (together with interest thereon) held in a trust account. Under the terms of the proposed transaction, Immatics´ equity value contribution into the proposed business combination will amount to approximately $350 million. Accordingly, Immatics´ shareholders will receive 35 million shares of the newly established Immatics N.V. in exchange for their existing Immatics shares, as contemplated by the terms of the business combination agreement. Current shareholders of Arya will also become shareholders of Immatics N.V. and will exchange their ordinary shares and warrants of Arya for ordinary shares and warrants of Immatics N.V. on a one for one basis. Existing Immatics shareholders and management are retaining 100% of their equity. Assuming that no Arya shareholders elect to redeem their shares and participation by all Immatics shareholders participate in the transaction, it is estimated that the current shareholders of Immatics will own approximately 61% of the issued and outstanding shares in the combined company at closing. Assuming that no Arya shareholders elect to redeem their shares and participation by all Immatics shareholders in the transaction, the combined company will have an initial market capitalization of approximately $634 million. Upon closing, it is expected that Immatics N.V. will be publicly traded on Nasdaq Capital Market under the ticker symbol IMTX.

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, Immatics N.V. intends to file a registration statement on Form F-4 with the SEC, which will include a proxy statement/prospectus of Arya, and will file other documents regarding the proposed transaction with the SEC.

Advisors

Goldman Sachs International is acting as lead financial advisor with BofA Securities, SVB Leerink and Kempen serving as financial advisors to Immatics. Jefferies LLC is acting as financial and capital markets advisor to Arya as well as sole private placement agent. Chardan Capital Markets LLC is also serving as advisor to Arya. Goodwin Procter LLP and CMS are acting as legal counsel to Immatics. Kirkland & Ellis LLP is serving as legal counsel to Arya.

About Arya

Arya is a blank check company newly incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

About Immatics

Immatics combines the discovery of true targets for cancer immunotherapies with the development of the right T cell receptors with the goal of enabling a robust and specific T cell response against these targets. This deep know-how is the foundation for our pipeline of Adoptive Cell Therapies and TCR Bispecifics as well as our partnerships with global leaders in the pharmaceutical industry. We are committed to delivering the power of T cells and to unlocking new avenues for patients in their fight against cancer.

Important Information and Where to Find It

A full description of the terms of the transaction will be provided in a registration statement on Form F-4 to be filed with the SEC by Immatics N.V. that will include a prospectus with respect to Immatics N.V.’s securities to be issued in connection with the business combination and a proxy statement with respect to the shareholder meeting of Arya to vote on the business combination. Arya urges its investors, shareholders and other interested persons to read, when available, the preliminary proxy statement/ prospectus as well as other documents filed with the SEC because these documents will contain important information about Arya, Immatics and the transaction. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to shareholders of Arya as of a record date to be established for voting on the proposed business combination. Once available, shareholders will also be able to obtain a copy of the F-4, including the proxy statement/prospectus, and other documents filed with the SEC without charge, by directing a request to: ARYA Sciences Acquisition Corp., 51 Astor Place 10th Floor, New York, New York 10003, Attn: Secretary. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

Arya and Immatics and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the potential transaction described in this press release under the rules of the SEC. Information about the directors and executive officers of Arya is set forth in Arya’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 6, 2020 and is available free of charge at the SEC’s web site at www.sec.gov or by directing a request to: ARYA Sciences Acquisition Corp., 51 Astor Place 10th Floor, New York, New York 10003, Attn: Secretary. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Arya shareholders in connection with the potential transaction will be set forth in the registration statement containing the preliminary proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Arya or Immatics, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,”

“should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations, anticipated financial impacts of the business combination, the ability of the parties to consummate the proposed business combination and the satisfaction of closing conditions, and Arya’s ability to obtain the financing necessary to consummate the potential transaction. These statements are based on various assumptions and on the current expectations of Arya’s and Immatics’ management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Arya and Immatics. These forward-looking statements are subject to a number of risks and uncertainties, including: general economic, political and business conditions; applicable taxes, inflation, interest rates and the regulatory environment; the outcome of judicial proceedings to which Immatics [is or] may become a party; the inability of the parties to consummate the proposed transaction or the occurrence of any event, change or other circumstances that could give rise to the termination of the business combination agreement; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the business combination; the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; the risk that the approval of the shareholders of Arya or Immatics for the potential transaction is not obtained; failure to realize the anticipated benefits of the potential transaction, including as a result of a delay in consummating the potential transaction or difficulty in integrating the businesses of Arya and Immatics; the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the proposed transaction; the ability of the combined company to grow and manage growth profitably and retain its key employees; the amount of redemption requests made by Arya’s shareholders; the inability to obtain or maintain the listing of the post-acquisition company’s securities on Nasdaq following the proposed transaction; costs related to the proposed transaction; and those factors discussed in Arya’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 6, 2020. under the heading “Risk Factors,” and other documents of Arya filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Arya and Immatics presently do not know or that they currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Arya’s and Immatics’ expectations, plans or forecasts of future events and views as of the date of this press release. Arya and Immatics anticipate that subsequent events and developments will cause their assessments to change. However, while Arya and Immatics may elect to update these forward-looking statements at some point in the future, Arya and Immatics specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Arya’s and Immatics’ assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Immatics and Arya Sciences intend to host a joint conference call providing further details on the transaction on March 17, 2020

Investor / Participant-Dial In Number(s)

Toll Free: +1 866 831 8713

Local: +1 203 518 9797

Conference ID: 5782

For more information, please contact:

For media enquiries	Investor Relations Contact

Gretchen Schweitzer or Jacob Verghese, Ph.D.	John Graziano
Trophic Communications	Solebury Trout
Phone: +49 89 2388 7731 or +49 151 7441 6179	Phone: +1 646-378-2942
immatics@trophic.eu	jgraziano@soleburytrout.com

Immatics Biotechnologies GmbH

Anja Heuer	Jordan Silverstein
Corporate Communications	Head of Strategy
Phone : +49 89 540415-606	Phone: +1 281-810-7545
media@immatics.com	InvestorRelations@immatics.com

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